QuickLinks -- Click here to rapidly navigate through this document

Filed pursuant to Rule 424B5
File No. 333-124446

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 8, 2005)

4,600,000 shares

WPS RESOURCES CORPORATION
Common shares

We are selling 1.9 million shares of our common stock. J.P. Morgan Securities Inc. or one of its affiliates is, at our request, borrowing and selling 2.7 million shares of our common stock in connection with a forward sale agreement between us and an affiliate of J.P. Morgan Securities Inc., whom we refer to as the forward purchaser.

We will not receive any proceeds from the sale of shares of common stock by the forward purchaser. We expect to settle the forward sale agreement and receive proceeds, subject to certain adjustments, from the sale of those shares only upon future stock settlements of the forward sale agreement on a date or dates specified by us within approximately one year from the date of this prospectus supplement. If we elect to settle the forward sale agreement in cash, we may not receive any proceeds or we may owe cash to the forward purchaser. See "Underwriting—Forward sale agreement".

Our common stock is listed on the New York Stock Exchange under the symbol "WPS". On November 15, 2005, the last sale price of our common stock, as reported in the New York Stock Exchange, was $53.70 per share.

	Per Share	Total

Public Offering Price	$53.700	$247,020,000
Underwriting discounts and commissions	$1.745	$8,027,000
Proceeds to us, before expenses(1)	$51.955	$238,993,000

(1)
We will receive estimated net proceeds, before expenses, of $98,714,500 upon settlement of our offering of common stock and expect to receive the proceeds upon physical settlement of the forward sale agreement, subject to certain adjustments pursuant to the forward sale agreement, which will be within approximately one year from the date of this prospectus supplement. For purposes of calculating the aggregate net proceeds, we have assumed that the forward sale agreement is physically settled based upon the aggregate initial forward sale price of $51.955. See "Underwriting—Forward sale agreement".

We have granted the underwriters an option to purchase up to an additional 690,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement to cover over-allotments.

See "Risk factors" beginning on page S-9 for a discussion of certain risk factors that prospective investors should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about November 21, 2005.

Joint Book-Running Managers

JPMorgan Sole Structuring Agent	Banc of America Securities LLC

A.G. Edwards	Edward Jones

The date of this prospectus supplement is November 15, 2005.

WPS Resources' Subsidiaries

Markets Served by Regulated Utilities

Public Service
UPPCO

Location of Nonregulated Operations

WPS ENERGY SERVICES INC.
WPS POWER DEVELOPMENT
Both WPS Energy Services, Inc.
and WPS Power Development, LLC

Important notice about information in this prospectus
supplement and the accompanying prospectus

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of the shares of common stock in any state which does not permit their offer or sale. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus, or the information we have previously filed with the Securities and Exchange Commission that we incorporate by reference, is accurate as of any date other than the date thereof. If information in this prospectus supplement updates information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the prospectus. For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours," or the "Company" we are describing WPS Resources Corporation, including, as appropriate, its subsidiaries.

i

Summary

This summary provides an overview of the Company and its subsidiaries and certain key aspects of the offering. This summary is not complete and does not contain all of the information you should consider before purchasing our common stock. Before purchasing our common stock, you should read carefully all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the "Risk factors" section.

The Company

We are based in Green Bay, Wisconsin and were incorporated in Wisconsin in 1993 as a holding company for regulated utility and nonregulated business units. Our principal subsidiaries are Wisconsin Public Service Corporation ("WPSC"), a regulated electric and natural gas utility that generates and distributes energy in northeastern Wisconsin and an adjacent portion of the Upper Peninsula of Michigan; Upper Peninsula Power Company ("UPPCO"), a regulated electric utility operating in the northern half of Michigan's Upper Peninsula; WPS Energy Services, Inc. ("ESI"), a nonregulated energy marketing and services company; WPS Power Development, LLC ("PDI"), a nonregulated electric generation company; and WPS Investments, LLC, a nonregulated company that holds, as its primary assets, our ownership interests in American Transmission Company, LLC and Guardian Pipeline, LLC. We recently agreed to purchase the regulated Minnesota and Michigan natural gas distribution operations of Aquila, Inc., a Kansas City-based energy holding company. The details of the pending Aquila acquisitions are discussed below in the "Recent developments" section of this prospectus supplement summary.

Percentages of our consolidated earnings for the year ended December 31, 2004 and total assets as of December 31, 2004, by segment, are presented below:

Our principal executive offices are located at 700 North Adams Street, P.O. Box 19001, Green Bay, Wisconsin 54307-9001. Our telephone number is (800) 450-7260.

Recent developments

Pending acquisition of Aquila's Minnesota and Michigan natural gas distribution operations

On September 21, 2005, two newly formed, wholly owned, direct subsidiaries of the Company, WPS Minnesota Utilities, Inc. and WPS Michigan Utilities, Inc., each entered into an Asset Purchase Agreement with Aquila, Inc. to collectively acquire Aquila's natural gas distribution operations in Minnesota and Michigan for approximately $558 million subject to certain closing and post-closing adjustments, including net plant and certain working capital adjustments. Each transaction requires the approval of the regulatory commission of the state in which the assets are located and is also subject to certain other customary conditions and approvals. On November 10, 2005, the Michigan Public Service Commission approved the acquisition of the Michigan natural gas distribution operations by WPS Michigan Utilities, Inc. We expect that all conditions precedent to closing, including final resolution of regulatory proceedings, can be met so that closing on both transactions can occur within the first six months of 2006.

We believe that these acquisitions will:

•
significantly increase our regulated operations in growing markets;

•
complement our existing Midwest business from a geographical and operational standpoint;

•
generate a significant source of stable earnings; and

•
improve operational efficiency and reliability, benefiting customers in the communities we serve.

The Minnesota natural gas assets provide gas distribution service to about 200,000 customers throughout the state in 165 cities and communities including Grand Rapids, Pine City, Rochester and Dakota County. Annual natural gas throughput is approximately 76.1 billion cubic feet per year, roughly equal to that of our existing regulated natural gas operations. The Minnesota natural gas distribution operations operate under a cost-of-service environment, and are currently allowed an 11.71% authorized return on equity on a 50% equity component of the regulatory capital structure.

The Michigan natural gas assets provide gas distribution service to about 161,000 customers, mainly in southern Michigan in 147 cities and communities including Otsego, Grand Haven and Monroe. Annual natural gas throughput is approximately 36 billion cubic feet per year. Like the Minnesota assets, the Michigan assets also operate under a cost-of-service environment and are currently allowed an 11.4% authorized return on equity on a 45% equity component of the regulatory capital structure.

Upon completion of the Aquila acquisitions, our regulated utility markets will consist of the following service territories:

Assuming we had purchased Aquila's Minnesota and Michigan natural gas distribution operations as of December 31, 2004, our regulated gas utilities would have served roughly 666,000 natural gas customers with annual natural gas throughput of 189 billion cubic feet. After taking into account WPSC's and UPPCO's existing 473,000 electric customers, we would have served over 1,139,000 regulated gas and electric customers.

Business overview

Wisconsin Public Service Corporation

WPSC is a regulated electric and natural gas utility serving an 11,000 square mile service territory in northeastern Wisconsin and an adjacent portion of the Upper Peninsula of Michigan. It began operations in 1883. At December 31, 2004, WPSC served 421,159 retail electric customers and 305,648 retail natural gas customers. WPSC provides wholesale electric service to various customers, including municipal utilities, electric cooperatives, energy marketers, other investor-owned utilities and municipal joint action agencies. Total revenues in 2004 consisted of 87% retail sales and 13% wholesale sales.

As of December 31, 2004, WPSC owned electric generation facilities with a total rated capacity of approximately 2,200 MW. In 2005, WPSC sold its interest in the Kewaunee nuclear power plant. Based on our percentage ownership of the Kewaunee nuclear power plant, our portion of the total plant capacity was approximately 338 MW. We have contracted for the same portion of total plant capacity from the Kewaunee nuclear power plant under a purchase power agreement through 2013. WPSC also owned 122 electric distribution substations and 20,897 miles of electric distribution lines. Natural gas properties included approximately 7,483 miles of natural gas main, 86 gate and city regulator stations and 284,104 lateral services.

Upper Peninsula Power Company

UPPCO is a regulated electric utility serving a 4,500 square mile area of Michigan's Upper Peninsula. It began operations in 1884. At December 31, 2004, UPPCO provided retail electric service to 51,905 customers and wholesale electric service to 36 customers. Total revenues in 2004 consisted of 83% retail sales and 17% wholesale sales.

At December 31, 2004, UPPCO owned electric generation facilities with a total rated capacity of approximately 80 MW and 3,070 miles of electric distribution lines.

WPS Energy Services, Inc.

ESI is a nonregulated indirect subsidiary that offers nonregulated natural gas, electric and alternate fuel supplies, as well as energy management and consulting services, to retail and wholesale customers primarily in the northeastern quadrant of the United States and eastern portions of Canada. It was established in 1994. Most of its revenues are derived from sales of electricity and natural gas. ESI had net income of $36.7 million in 2004 and assets of $1.0 billion at December 31, 2004.

WPS Power Development, LLC

PDI is a nonregulated indirect subsidiary that owns and operates generation facilities in the United States and Canada and sells energy and capacity primarily to or through ESI. It was established in 1995. PDI currently owns, directly or through its subsidiaries, 830 MW of electric generation capacity in Wisconsin, Maine, Pennsylvania and New York in the United States and New Brunswick in Canada; a 23.3% interest in a synthetic fuel processing facility located in Kentucky; and steam production facilities located in Arkansas and Oregon. PDI had net income of $5.0 million in 2004 and assets of $380.5 million at December 31, 2004.

WPS Investments, LLC

WPS Investments is a nonregulated subsidiary that holds our 28.2% interest in American Transmission Company, LLC and 33.3% interest in Guardian Pipeline, LLC. It was established in 2000. American Transmission Company, LLC is a multi-state transmission-only utility providing electric transmission service in an area from the Upper Peninsula of Michigan throughout the eastern half of Wisconsin and into portions of Illinois. American Transmission Company, LLC has 8,900 miles of high-voltage transmission lines and 460 substations which provide communities with access to local and regional energy sources. Guardian Pipeline, LLC owns and operates a 142-mile, 36-inch gas transmission pipeline extending from Joliet, Illinois to Ixonia, Wisconsin.

Since December 31, 2004, WPS Investments' ownership interest in American Transmission Company, LLC has increased from 22.6% to 28.2% at September 30, 2005, and will continue to increase as WPS Investments continues to fund the construction of the Wausau, Wisconsin to Duluth, Minnesota transmission line and receive equity interest in American Transmission Company, LLC as consideration for such funding. Allete, Inc. has an option to fund a portion of this line and intends to fund $60 million by the end of 2006. This would ultimately reduce the amount of additional equity that we have the right to acquire in American Transmission Company, LLC.

Our strategy

The primary focus of our business plan is the creation of long-term value for our shareholders (through growth, operational excellence and asset management) and the continued emphasis on reliable, competitively priced and environmentally sound energy services for our customers. We seek a complementary portfolio of utility and nonregulated growth, but we are focusing on regulated growth. The essential components of our business plan are as follows:

Maintain a strong utility base

WPSC is expanding its generation fleet in order to meet growing electric demand and ensure the continued reliability of energy services. Construction is in-process on the 500 MW, coal-fired Weston 4 base-load power plant near Wausau, Wisconsin. In 2004, WPSC entered into an agreement with Dairyland Power Cooperative that allows Dairyland Power Cooperative to acquire a 30% undivided interest in the Weston 4 electric generation plant. WPSC anticipates closing on the agreement with Dairyland Power Cooperative by the end of 2005, at which time Dairyland Power Cooperative will remit payment to WPSC in an amount equal to 30% of the total costs already incurred by WPSC related to Weston 4 and thereafter will fund 30% of the future costs of Weston 4's construction, operation (including administrative and indirect costs), and fuel and maintenance costs.

We are currently seeking to expand our utility base through the acquisition of Aquila's natural gas distribution operations. See "Recent developments."

In 2004, WPSC signed power sales contracts with Consolidated Water Power through December 31, 2017, and Wisconsin Public Power Inc. through April 30, 2021, to support growth beyond the normal utility growth rate.

Strategically grow nonregulated businesses

ESI seeks to grow its electric and natural gas business, targeting growth in the northeastern United States and adjacent portions of Canada (through strategic acquisitions, market penetration of existing businesses and new product offerings), the areas in which ESI has the most market expertise. The acquisition of Advantage Energy in July 2004 provided ESI with enhanced opportunities to compete in the New York market and had a positive impact on ESI's margin in the first nine months of 2005. PDI focuses on optimizing the operational efficiency of its existing portfolio of assets, pursuing compatible power development projects and acquiring generation assets that strategically fit with ESI's customer base and market expertise.

Integrate resources to provide operational excellence

We are committed to integrating the resources of our business units (in accordance with any applicable regulatory restrictions) by leveraging their individual capabilities and expertise across the Company. Since August 2004, we have had one executive management team overseeing the operations of both ESI and PDI. ESI manages the operation of PDI's merchant generation fleet to reduce market price risk through the use of various financial instruments (such as forwards, futures, options and swaps) to provide more predictable revenues and margin. ESI also locks in future fuel costs for the period of fixed sales agreements, thereby locking in future margins.

Place strong emphasis on asset management

Under our asset management strategy, we seek to acquire and dispose of assets in a manner that enhances our earnings capability. We seek to acquire assets that compliment our existing businesses and strategy, such as the acquisition of the natural gas distribution operations of Aquila and the acquisition of Advantage Energy.

Our asset management strategy also calls for the evaluation and disposition of assets, including plants and entire business units, that are no longer required for operations, and the redeployment of these proceeds into more profitable investments. An example of this strategy is the sale of Sunbury's allocated emission allowances completed in May 2005 for $109.9 million. The sale of the emission allowances enabled Sunbury to eliminate its non-recourse debt obligation, and provided PDI with more time to consider various alternatives for the Sunbury plant. WPSC also sold its interest in the Kewaunee nuclear power plant in July 2005 allowing it to transfer financial and operational risk from its electric customers and our shareholders to a subsidiary of Dominion Resources, Inc., to achieve greater certainty of future energy costs through a purchase power agreement, and to return the non-qualified decommissioning funds to electric customers. The proceeds from the sale have been redeployed to fund the construction of other utility projects such as the Weston 4 generation facility.

Focus on maintaining a strong investment grade profile and high level of liquidity

Our senior unsecured debt ratings are "A" from Standard & Poor's Rating Group and "A1" from Moody's Investor Services, Inc. With the announcement of our proposed acquisition of Aquila's Minnesota and Michigan natural gas distribution operations, S&P placed our credit ratings on CreditWatch with negative implications and Moody's affirmed our ratings but changed its rating outlook from stable to negative. WPSC's senior secured debt ratings are "A+" from Standard & Poor's Rating Group and "Aa2" from Moody's Investor Services, Inc. We will continue to combine a disciplined approach to capital spending with our continuous focus on improving operating margins to optimize our cash flow generation. Additionally, we seek to maintain our credit ratios at levels that support our current credit ratings and allow us to respond to the capital needs of our operating businesses.

Summary consolidated financial information

The following table sets forth our selected financial information on a consolidated basis. You should read the following table in conjunction with the consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2004, as updated by our Current Report on Form 8-K dated August 25, 2005, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The data presented for the years ended December 31 is derived from audited financial statements. Amounts presented are in millions, except per share amounts.

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002

	(unaudited)
Income Statement Data:
Operating revenues	$4,571.7	$3,538.4	$4,950.8	$4,402.5	$1,548.3
Operating income	$172.2	$126.3	$169.0	$114.2	$151.1
Income available for common shareholders	$138.0	$82.0	$139.7	$94.7	$109.4
Average number of shares of common stock outstanding	38.0	37.2	37.4	33.0	31.7
Basic earnings per average share of common stock	$3.63	$2.20	$3.74	$2.87	$3.45
Diluted earnings per average share of common stock	$3.60	$2.19	$3.72	$2.85	$3.42
Dividends per share of common stock	$1.68	$1.65	$2.20	$2.16	$2.12

	At September 30,			At December 31,
	2005	2004		2004	2003

	(unaudited)
Balance Sheet Data:
Total assets	$5,478.5	$4,334.8		$4,376.8	$4,296.5
Property, plant & equipment, net	2,056.0	2,001.2	(1)	2,076.5	1,900.2
Capitalization:
Long-term debt, including current portion	873.3	875.1		872.4	928.5
Note payable to deferred stock trust					51.5
Preferred stock of subsidiary with no mandatory redemption	51.1	51.1		51.1	51.1
Common stockholders' equity	1,165.4	1,055.7		1,091.8	1,003.2

Total capitalization	$2,089.8	$1,981.9		$2,015.3	$2,034.3

(1)
Includes the assets of Sunbury, which as of September 30, 2004 were included in assets held for sale.

The offering

We are selling 1.9 million shares of our common stock and the forward purchaser is selling 2.7 million shares of our common stock in connection with the execution of the forward sale agreement between us and the forward purchaser. See "Underwriting."

Common stock offered by us	1.9 million shares
Common stock offered by the forward purchaser	2.7 million shares
Common stock outstanding after this offering, but excluding any shares of common stock to be issued upon settlement of the forward sale agreement(1)	39,994,761 shares
Common stock outstanding assuming physical settlement of the forward sale agreement(1)	42,694,761 shares
Current Common Stock Dividend Rate	$0.565 per quarter
Range of High and Low Sales Prices per Share of Common Stock (January 1, 2005 through November 15, 2005)	$60.00 - $47.67
New York Stock Exchange Symbol	WPS
Use of Proceeds	We will use the net proceeds that we receive from the sale of common stock offered by us to reduce short-term debt, to fund equity to subsidiary companies and for general corporate purposes.
Use of Proceeds upon physical settlement of the forward sale agreement	We will use any net proceeds that we receive upon physical settlement of the forward sale agreement to partially finance our proposed acquisition of the Minnesota and Michigan natural gas distribution operations of Aquila and for general corporate purposes. For more information, see "Recent developments" and "Use of proceeds."

(1)
The number of shares of common stock outstanding (a) after the offering, but excluding any shares of common stock to be issued upon physical settlement of the forward sale agreement and (b) after the offering and physical settlement of the forward sale agreement is based on 38,094,761 shares outstanding as of October 31, 2005. The number of shares of common stock offered and to be outstanding does not include:

•
690,000 additional shares of common stock that the underwriters have an option to purchase from us within 30 days of the date of this prospectus supplement; and

•
shares issued under our Stock Investment Plan or our employee or director benefit or compensation plans after October 31, 2005.

Risk factors

You should carefully consider the following risk factors, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or that we currently believe to be immaterial may also adversely affect us.

We may not successfully integrate pending or future acquisitions into our operations or otherwise achieve the anticipated benefits of those acquisitions.

As part of our growth strategy, we continue to pursue a disciplined acquisition strategy. While we expect to identify cost savings and growth opportunities before we acquire companies or assets, we may not be able to achieve these anticipated benefits due to, among other things:

•
delays or difficulties in completing the integration of acquired companies or assets;
•
higher than expected costs or a need to allocate additional resources to manage unexpected operating difficulties;
•
parameters imposed or delays caused by regulatory agencies;
•
reliance on inaccurate assumptions in evaluating the expected benefits of a given acquisition;
•
inability to retain key employees or customers of acquired companies; and
•
assumption of liabilities not identified in the due diligence process.

These risks apply to our pending acquisition of Aquila's Minnesota and Michigan natural gas distribution operations.

We may not complete construction projects within estimated project costs.

WPSC is currently in the process of constructing the 500 MW Weston 4 base-load generation facility at an estimated cost of $779 million (including the unit trains). It is also considering the possible construction of an additional generation facility in the future, which is not yet sited. These and other projects also may be subject to joint ownership or operation agreements, completion of which will impact estimated project costs.

These are very large and complex construction projects, subject to numerous unpredictable events that could affect our ability to timely complete construction of these projects within estimated costs. We may not be able to meet these construction estimates due to, among other things:

•
fluctuating or unanticipated construction costs;
•
supply delays;
•
legal claims; and
•
environmental regulation.

We may not utilize Section 29 synthetic fuel production tax credits.

We have significantly reduced our consolidated federal income tax liability for the past several years through tax credits available to us under Section 29 of the Internal Revenue Code for the production and sale of solid synthetic fuel from coal. We have not fully utilized Section 29 tax credits previously available to us. Our ability to fully utilize the Section 29 tax credits available to us in connection with our interest in the production facility will depend on whether the amount of our federal taxable income and related income tax liability is sufficient to permit the use of such credits. The Internal Revenue Service strictly enforces compliance with all of the technical requirements of Section 29. Section 29 tax credits are currently scheduled to expire at the end of 2007.

Any disallowance of some or all of those tax credits would materially affect our tax obligations and may also result in a reduction of the level of synthetic fuel production at the facility, thus reducing the likelihood and amount of future payments from other participants in the project. Future tax legislation and Internal Revenue Service review may also affect the value of the credits and of our share of the facility. At this time, we cannot predict the potential for or the outcome of any Internal Revenue Service review.

We may not earn Section 29 synthetic fuel production tax credits or match related hedge earnings to production due to increasing oil prices.

The Internal Revenue Code provides section 29 tax credits based on the price of oil. As the price of oil rises above certain thresholds, the allowable credit decreases. If the price of oil rises high enough, the credit is eliminated. In order to manage exposure to the risk that an increase in oil prices could reduce or eliminate the recognizable amount of Section 29 credits, PDI has entered into a series of derivative contracts (options) covering a specified number of barrels of oil. These derivatives mitigate Section 29 tax credit exposure related to rising oil prices in 2005, 2006 and 2007. However, the accounting period in which gains on these hedge agreements are recognized may not coincide with the accounting period projected for recognition of tax credits. As a result, if the price of oil rises above the Internal Revenue Code thresholds, income may be recognized in periods other than the period for which the section 29 tax credits are projected.

Our operations are subject to risks beyond our control, including but not limited to weather, terrorist attacks or related acts of war.

Our revenues are affected by the demand for electricity and natural gas. That demand can vary greatly based upon:

•
weather conditions, seasonality and temperature extremes;
•
fluctuations in economic activity and growth in our regulated service areas, as well as the northeast quadrant of the United States and adjacent portion of Canada; and
•
the amount of additional energy available from current or new competitors.

Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities.

In addition, the cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may adversely impact our results of operations, financial condition and cash flows. The occurrence or risk of occurrence of future terrorist activity and the high cost or potential unavailability of insurance to cover such terrorist activity may impact our results of operations and financial condition in unpredictable ways. These actions could also result in disruptions of power and fuel markets. In addition, our natural gas distribution system and pipelines could be directly or indirectly harmed by future terrorist activity.

Costs of environmental compliance, liabilities, fines, penalties and litigation could exceed our estimates.

Compliance with current and future federal and state environmental laws and regulations may result in increased capital, operating and other costs, including remediation and containment expenses and monitoring obligations. Management cannot predict with certainty the amount and timing of all future expenditures (including the potential or magnitude of fines or penalties) related to environmental matters because of the difficulty of estimating clean-up and compliance costs, and the possibility that changes will be made to the current environmental laws and regulations. Any future changes in the interpretation of the Clean Air Act's New Source Review provisions could potentially increase our operating and maintenance costs substantially.

On March 15, 2005, the United States Environmental Protection Agency adopted the Clean Air Mercury Rule, which is intended to reduce mercury emissions from coal-fired generation plants. The United States Environmental Protection Agency has also issued the Clean Air Interstate Rule requiring reductions of sulfur dioxide and nitrogen oxide emissions. In addition, the possibility exists of future regulation of greenhouse gases emitted from generation facilities. We cannot be certain how these rules will affect us. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liabilities on all potentially responsible parties.

Citizen groups that feel there are compliance issues not sufficiently enforced by environmental regulatory agencies may bring citizen enforcement actions against us. Such actions could seek penalties, injunctive relief and costs of litigation. The Sierra Club and Clean Wisconsin recently filed a complaint in the United States District Court, Eastern District of Wisconsin, claiming that WPSC's Pulliam facility violated provisions of its air permit.

In 2004, the Sierra Club filed a petition challenging the air permit related to the Weston 4 electric generation plant currently under construction. A decision on the suit is anticipated in January 2006. If the decision requires modifications to the air permit, construction delays and/or increased construction costs could result.

Any change in our ability to sell electricity generated from our nonregulated facilities at market based rates may impact earnings.

The Federal Energy Regulatory Commission has authorized us to sell generation from our nonregulated facilities at market prices. The Federal Energy Regulatory Commission retains the authority to modify or withdraw our market based rate authority. If the Federal Energy Regulatory Commission determines that the market is not workably competitive, that we possess market power or that we are not charging just and reasonable rates, it may require our nonregulated subsidiaries to sell power at a price based upon the costs incurred in producing the power. Our revenues and profit margins may be negatively affected by any reduction by the Federal Energy Regulatory Commission of the rates we may receive.

Fluctuating commodity prices may reduce regulated and nonregulated energy margins.

Our regulated energy margins are directly affected by commodity costs related to coal, natural gas and other fuels used in the electric generation process. The commodity price of market purchases of electricity also directly affects our regulated energy margins.

Higher commodity prices will increase energy prices and may impact customer demand for energy in the nonregulated market and increase counter party risk. This may stress margins at our nonregulated subsidiaries.

PDI and ESI may experience increased expenses, including interest costs and uncollectibles, higher working capital requirements and possibly some reduction in volumes sold as a result of any increase in the cost of fuel or purchased power. If market prices for electric energy decline below the cost of production at our nonregulated facilities, these units may be temporarily shut down and alternative sources of energy found to meet energy commitments.

We are subject to changes in government regulation, which may have a negative impact on our business, financial position and results of operations.

We are subject to comprehensive regulation by several federal and state regulatory agencies, which significantly influences our operating environment and may affect our ability to recover costs from utility customers. In particular, the Public Service Commission of Wisconsin, Michigan Public Service Commission, Federal Energy Regulatory Commission, Securities and Exchange Commission, United States Environmental Protection Agency, and the Wisconsin Department of Natural Resources regulate many aspects of our utility operations, including siting and construction of facilities, conditions of service, the issuance of securities, and the rates that we can charge customers. We are required to have numerous permits, approvals and certificates from these agencies to operate our business. Our acquisition of Aquila's natural gas distribution operations in Minnesota and Michigan is subject to the approval of the regulatory commission of each state in which the assets are located.

The rates our regulated utilities are allowed to charge for their retail and wholesale services are some of the most important items influencing our business, financial position, results of operations and liquidity. WPSC currently has an application filed with the Public Service Commission of Wisconsin for increases in retail electric and natural gas rates. A decision on the application is expected to be effective January 1, 2006.

We are unable to predict the impact on our business and operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations may require us to incur additional expenses or change business operations, which may have an adverse impact on our results of operations. In addition, federal regulatory reforms may produce unexpected changes and costs in the public utility industry.

We are subject to provisions that can limit merger and acquisition opportunities for our shareholders.

The Wisconsin Public Utility Holding Company Law precludes the acquisition of 10% or more of the voting shares of a holding company of a Wisconsin public utility unless the Public Service Commission of Wisconsin has first determined that the acquisition is in the best interests of utility consumers, investors and the public. Those interests may, to some extent, be mutually exclusive. This provision and other requirements of the Wisconsin Public Utility Holding Company Law may delay, or reduce the likelihood of, a sale or change of control of the Company, thus reducing the likelihood that shareholders will receive a takeover premium for their shares.

Provisions of our articles of incorporation and bylaws may delay or frustrate the removal of incumbent directors and may prevent or delay a merger, tender offer or proxy contest involving our company that is not approved by our board of directors, even if the shareholders believe that such events may be beneficial to their interests. In addition, our shareholder rights plan may have anti-takeover effects by delaying, deferring or preventing an unsolicited acquisition proposal not approved by our board of directors, even if the shareholders believe that the proposal may be beneficial to their interests. Further, the Wisconsin Business Corporation Law contains provisions that may have the effect of delaying or making more difficult attempts by others to obtain control of our company without the approval of our board of directors.

For further information please see the following sections of the accompanying prospectus: "Description of common stock—Provisions of our restated articles of incorporation with possible anti-takeover effects"; "Description of common stock—Statutory provisions with possible anti-takeover effects"; and "Description of common stock—Preemptive rights; common stock purchase rights".

A reduction in our credit ratings could materially and adversely affect our business, financial position, results of operations and liquidity.

We cannot be sure that any of our credit ratings will remain in effect for any given period of time or that a credit rating will not be lowered by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade could:

•
increase our borrowing costs;
•
require us to pay a higher interest rate in future financings and possibly reduce the potential pool of creditors;
•
increase our borrowing costs under certain of our existing credit facilities;
•
limit our access to the commercial paper market; and
•
limit the availability of adequate credit support for ESI's operations.

Actual results could differ from estimates used to prepare our financial statements.

In preparing the financial statements in accordance with generally accepted accounting principles, management must often make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex, and actual results could differ from those estimates. For more information about these estimates and assumptions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" in our Current Report on Form 8-K dated August 25, 2005, which revises certain financial statements and related disclosures for all periods presented in our 2004 Annual Report on Form 10-K for the year ended December 31, 2004. The Form 8-K and Form 10-K are both incorporated by reference in this prospectus supplement and the accompanying prospectus.

The use of derivative instruments could result in financial losses and liquidity constraints.

We use derivative instruments, including futures, forwards, options and swaps, to manage our commodity and financial market risks. In addition, we purchase and sell commodity-based contracts in the natural gas and electric energy markets for trading purposes. In the future, we could recognize financial losses on these contracts as a result of volatility in the market values of the underlying commodities or if a counterparty fails to perform under a contract. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these contracts involves management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.

For additional information concerning derivatives and commodity-based trading contracts, see Note 3—"Risk Management Activities" in our Current Report on Form 8-K dated August 25, 2005, which revises certain financial statements and related disclosures for all periods presented in our 2004 Annual Report on Form 10-K for the year ended December 31, 2004. The Form 8-K and Form 10-K are both incorporated by reference in this prospectus supplement and the accompanying prospectus.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

Other than for a period of 90 days following this offering, we are generally not restricted from issuing additional common stock. See "Underwriting—Restrictions on sales of similar securities". We issue new shares on a regular basis under our Stock Investment Program. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock.

Settlement provisions contained in the forward sale agreement subject us to certain risks.

The forward purchaser will have the right to accelerate the forward sale agreement and require us to settle on a date specified by the forward purchaser if (1) in its reasonable judgment, it is unable to continue to borrow a number of shares of our common stock equal to the number of shares to be delivered by us under the physical settlement of the forward sale agreement, (2) we declare any dividend or distribution on shares of our common stock payable in (i) cash in excess of the specified amount, (ii) securities of another company, or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined in the forward purchaser's judgment, (3) our board of directors votes to approve a merger of the Company or takeover of the Company or other similar transactions that would require our stockholders to exchange their shares for cash, securities or other property, (4) we announce or disclose any repurchase of our common stock that alone, or in aggregate with other repurchases, would result in the amount of shares underlying the forward sale agreement exceeding a certain threshold or (5) certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement, our filing for bankruptcy or the delisting of our common stock from the New York Stock Exchange. The forward purchaser's decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our need for capital. In such cases, we could be required to issue and deliver common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of the status of the Aquila acquisitions or any other capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

The forward sale agreement will settle approximately one year following the date of this prospectus supplement and may be settled earlier at our option. The forward sale agreement will be physically settled, unless we elect to settle such forward sale agreement in cash. If we decide to physically settle the forward sale agreement, delivery of our shares on any physical settlement of a forward sale agreement will result in dilution to our earnings per share and return on equity. If we elect cash settlement for all or a portion of the shares of common stock included in the forward sale agreement, we would expect the forward purchaser to repurchase a number of shares equal to the portion for which we elect cash settlement in order to cover its obligation to return the shares of our common stock it has borrowed in connection with sales of our common stock under this prospectus supplement. If the market value of our common stock at the time of the repurchase is above the forward price, we would pay the forward purchaser under the forward sale agreement an amount in cash equal to the difference. Thus, we would be responsible for a potentially substantial cash payment. See "Underwriting—Forward sale agreement" for information on the forward sale agreement.

In addition, the purchase of our common stock by the forward purchaser to unwind its hedge position could cause the price of our common stock to increase over time, thereby increasing the amount of cash we would owe to the forward purchaser upon a cash settlement of the forward sale agreement.

In case of our bankruptcy or insolvency, the forward sale agreement will automatically terminate, and we would not receive the expected proceeds from the sale of our shares.

If we file for or consent to a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or we or a regulatory authority with jurisdiction over us present a petition for our winding-up or liquidation and we consent to such a petition, the forward sale agreement will terminate. If the forward sale agreement so terminates, we would not be obligated to deliver to the forward purchaser any shares not previously delivered, and the forward purchaser would be discharged from their obligation to pay the settlement price in respect of any shares not previously settled. Therefore, to the extent that there are any shares with respect to which the forward sale agreement has not been settled at the time of the commencement of any bankruptcy or insolvency proceedings, we would not receive the settlement price in respect of those shares.

Forward-looking statements

Except for historical data and statements of current fact, the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any references to plans, goals, beliefs or expectations in respect to future events and conditions or to estimates are forward-looking statements. Although we believe that statements of our expectations are based on reasonable assumptions, forward-looking statements are inherently uncertain and subject to risks and should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors.

In addition to statements regarding trends or estimates in Management's Discussion and Analysis of Financial Condition and Results of Operations included in our Form 10-Ks and Form 10-Qs, forward-looking statements included or incorporated in this prospectus supplement include, but are not limited to, statements regarding future:

•
revenues or expenses,
•
capital expenditure projections, and
•
financing sources.

Forward-looking statements involve a number of risks and uncertainties. There are many factors that could cause actual results to differ materially from those expressed or implied in this prospectus supplement. Some risk factors that could cause results different from any forward-looking statement include those described in the "Risk factors" section of this prospectus supplement. Other factors include:

•
receipt of required regulatory approvals for the acquisition of the Minnesota and Michigan natural gas distribution operations from Aquila;
•
resolution of pending and future rate cases and negotiations (including the recovery of deferred costs) and other regulatory decisions regarding WPSC and UPPCO;
•
the impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, changes in environmental, tax, and other laws and regulations to which we and our subsidiaries are subject, as well as changes in application of existing laws and regulations;
•
current and future litigation, regulatory investigations, proceedings or inquiries, including manufactured gas plant site cleanup and pending Environmental Protection Agency investigations of WPSC's generation facilities;
•
resolution of audits by the Internal Revenue Service and various state revenue agencies;
•
the effects, extent, and timing of additional competition in the markets in which our subsidiaries operate;
•
the impact of fluctuations in commodity prices, interest rates, and customer demand;
•
available sources and costs of fuels and purchased power;
•
ability to control costs (including costs of decommissioning generation facilities);
•
investment performance of employee benefit plans;
•
advances in technology;
•
effects of and changes in political, legal, and economic conditions and developments in the United States and Canada;

•
the performance of projects undertaken by nonregulated businesses and the success of efforts to invest in and develop new opportunities;
•
potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed (such as the acquisition of the Minnesota and Michigan natural gas distribution operations from Aquila, construction of the Weston 4 generation plant, and construction of the Wausau, Wisconsin, to Duluth, Minnesota, transmission line);
•
the direct or indirect effect resulting from terrorist incidents or responses to such incidents;
•
financial market conditions and the results of financing efforts, including credit ratings and risks associated with commodity prices, interest rates, and counterparty credit;
•
weather and other natural phenomena; and
•
the effect of accounting pronouncements issued periodically by standard-setting bodies.

Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus supplement.

Use of proceeds

The information in this section supplements the information in the "Use of proceeds" section beginning on page 5 of the accompanying prospectus. Please read these two sections together.

We estimate that we will receive net proceeds of $98,714,500 from the sale of common stock offered by us upon settlement of this offering ($134,563,450 if the over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses payable by us. We will add the net proceeds from the sale of our common stock offered by us to our general funds. We expect to use our general funds to reduce short-term debt, to fund equity to subsidiary companies and for general corporate purposes. On September 30, 2005, we had approximately $138 million of commercial paper borrowings, which had maturities of up to 30 days and had a weighted average annual interest rate of 3.95%.

We will not receive any proceeds from the sale of shares of common stock by the forward purchaser. Assuming physical settlement of the forward sale agreement and an initial forward sale price of $51.955 per share, we expect to receive net proceeds of $140,278,500, subject to certain adjustments pursuant to the forward sale agreement, upon settlement of the forward sale agreement, which will be within approximately one year from the date of this prospectus supplement. We will use the net proceeds that we receive upon settlement of the forward sale agreement to partially finance our proposed acquisition of the Minnesota and Michigan natural gas distribution operations of Aquila and for general corporate purposes. If, however, we elect to cash settle the forward sale agreement, we would expect to receive an amount of proceeds that is significantly lower than the estimate included in this section or we may not receive any proceeds.

Before the issuance of shares of our common stock upon settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period).

Price range of common stock and dividends

Our common stock is listed on the New York Stock Exchange under the symbol "WPS". On November 15, 2005, the last sale price of our common stock, as reported in the New York Stock Exchange, was $53.70 per share. The following table sets forth, for the periods indicated, the cash dividend that we have paid on our common stock and the range of high and low sale prices for our common stock.

		Price Range
	Dividends Per Share
Share Data		High	Low

2005
3rd Quarter	$0.565	$60.00	$54.50
2nd Quarter	0.555	56.90	51.11
1st Quarter	0.555	54.90	47.67
2004
4th Quarter	$0.555	$50.53	$45.35
3rd Quarter	0.555	48.81	44.85
2nd Quarter	0.545	48.70	43.50
1st Quarter	0.545	48.93	44.99

Total	$2.200

2003
4th Quarter	$0.545	$46.80	$40.94
3rd Quarter	0.545	41.60	38.28
2nd Quarter	0.535	44.28	39.53
1st Quarter	0.535	41.18	36.80

Total	$2.160

As of September 30, 2005, there were 20,838 common stock shareholders of record.

We and WPSC have had 47 consecutive years of dividend increases and have paid cash dividends for 65 consecutive years. All shares of our common stock will participate equally with respect to dividends. As a holding company, our ability to pay dividends is largely dependent upon the ability of our subsidiaries to pay dividends to us. See "Description of common stock—Restriction on dividends payable by Wisconsin Public Service Corporation" on page 19 of the accompanying prospectus.

On October 13, 2005, our board of directors declared a quarterly dividend of $0.565 per share of our common stock. The dividend will be paid December 20, 2005 to shareholders of record at the close of business on November 30, 2005.

Capitalization

The following table sets forth our capitalization at September 30, 2005. The "Pro Forma" column reflects the estimated net proceeds from the issuance of 1.9 million shares of common stock offered by this prospectus supplement and the accompanying prospectus, before expenses, and excludes the estimated net proceeds from physical settlement of the forward sale agreement, as this could occur up to approximately one year from the date of this prospectus supplement. It also does not include the net proceeds from the issuance of up to 690,000 shares of common stock issuable upon the exercise of the underwriters' over-allotment option. You should read the information in this table along with the financial information included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Actual		Pro Forma
At September 30, 2005 (in millions)
	Amount	Percent	Amount	Percent

	(unaudited)
Capitalization:
Long-term debt, including current portion	$873.3	41.8%	$873.3	39.9%
Preferred stock of subsidiary with no mandatory redemption	51.1	2.4%	51.1	2.3%
Common stockholders' equity	1,165.4	55.8%	1,264.1	57.8%

Total capitalization	$2,089.8	100%	$2,188.5	100.0%

Underwriting

In this offering, subject to the terms and conditions set forth in the underwriting agreement, we are selling 1.9 million shares of our common stock and the forward purchaser is, at our request, borrowing and selling 2.7 million shares of our common stock in connection with the execution of the forward sale agreement between us and the forward purchaser. J.P. Morgan Securities Inc. and Banc of America Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement, dated November 15, 2005, among us, the forward purchaser and the underwriters, we and the forward purchaser have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us and the forward purchaser, the number of shares listed opposite their names below.

Name	Number of Shares

J.P. Morgan Securities Inc.	2,792,200
Banc of America Securities LLC	1,421,400
A.G. Edwards & Sons, Inc.	230,000
Edward D. Jones & Co., L.P.	156,400

Total	4,600,000

The underwriters have agreed to purchase all of the shares of our common stock to be sold under the underwriting agreement, if any of these shares are purchased.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Forward sale agreement.    We have entered into a forward sale agreement on the date of this prospectus supplement with an affiliate of J.P. Morgan Securities Inc., as the forward purchaser, relating to an aggregate of 2.7 million shares of our common stock. In connection with the execution of the forward sale agreement and at our request, J.P. Morgan Securities Inc., as agent for its affiliate, is borrowing and selling in this offering 2.7 million shares of our common stock. If the forward purchaser or its affiliate is unable to borrow and deliver for sale on the anticipated closing date of the offering all of the shares of our common stock to which the forward sale agreement relates or if the forward purchaser or its affiliate determines, in its sole reasonable judgment, that it is either impracticable to do so or that it is unable to borrow, at a cost not greater than a specified amount per share, and deliver for sale on the anticipated closing date of the offering all of the shares of our common stock to which the forward sale agreement relates, then the number of shares of our common stock to which the forward sale agreement relates will be reduced to the number that the forward purchaser or its affiliate can so borrow and deliver at such a cost. Under any such circumstance, the commitments of the underwriters to purchase shares of our common stock, as described above, will be reduced pro rata to reflect the reduction in the number of shares, unless we elect to issue directly to the underwriters all or a portion of the number of shares not borrowed and delivered by the forward purchaser. The representatives of the underwriters will have the right to postpone the closing date for one day to effect any necessary changes to the documents or arrangements.

Prior to settlement under the forward sale agreement, the forward purchaser will utilize the aggregate net proceeds from the sale of the borrowed shares of our common stock sold in this offering as cash collateral for the borrowing of shares described above. We will receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, subject to certain provisions of the forward sale agreement, from the forward purchaser upon physical settlement of the forward sale agreement. We will only receive such proceeds if we elect to physically settle the forward sale agreement.

The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion within approximately one year from the date of this prospectus supplement. On a settlement date, if we decide to physically settle a forward sale agreement, we will issue shares of our common stock to the forward purchaser at the then-applicable forward price. The forward sale price will initially be $51.955 per share, which is the public offering price of our shares of common stock less the underwriting discount. The forward sale agreement provides that the initial forward sale price will be subject to increase based on a floating interest factor equal to the federal funds rate, less a spread, and will be subject to decrease by $0.565 on November 30, 2005, $0.565 on February 28, 2006, $0.565 on May 31, 2006 and $0.575 on August 31, 2006. The forward sale price will also be subject to decrease if the cost to the forward purchaser of borrowing our common stock exceeds a specified amount. If the federal funds rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the federal funds rate was greater than the spread. Because the quarterly adjustments are expected to be larger than the cumulative effect of the interest factor, we expect the cumulative net effect of these adjustments to result in a decrease in the forward sale price over time.

Before the issuance of our common stock upon physical settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price, which is initially $51.955 (equal to the per share proceeds, before expenses, to us, as set forth in the table on the cover of this prospectus supplement), subject to increase based on a floating interest factor equal to the federal funds rate, less a spread and less the quarterly adjustments.

Except under limited circumstances described below, we have the right to elect physical stock, or cash settlements under the forward sale agreement. Although we expect to settle entirely by the delivery of shares of our common stock, we may elect cash settlement for all or a portion of our obligations if we conclude that it is in our interest to cash settle. For example, we may conclude that it is in our interest to cash settle if one or both of our planned acquisitions fails to close and we have no current use for all or a portion of the net proceeds. In the event that we elect to cash settle, the settlement amount will be equal to (1) (a) the agreed forward sale price minus (b) the average volume weighted price calculated within certain parameters of Rule 10b-18 under the Securities Exchange Act of 1934, as amended, during the period in which the forward purchaser closes out its trading activities related to the forward sale agreement and (c) any scheduled decrease in the forward sale price per share occurring during such period; multiplied by (2) the number of shares being settled. If this settlement amount is a positive number, the forward purchaser will pay us that amount. If this settlement amount is a negative number, we will pay the forward purchaser the absolute value of that amount. We would expect the forward purchaser or its affiliate to purchase shares of our common stock in secondary market transactions for delivery to stock lenders in order to close out its short position. The purchase of our common stock by the forward purchaser could cause the price of our common stock to increase over time, thereby increasing the amount of shares or cash we owe to the forward purchaser.

The forward purchaser will have the right to accelerate the forward sale agreement and require us to settle on a date specified by the forward purchaser if (1) in its reasonable judgment, it is unable to continue to borrow a number of shares of our common stock equal to the number of shares to be delivered by us under physical settlement of the forward sale agreement, (2) we declare any dividend or distribution on shares of our common stock payable in (a) cash in excess of the specified amount, (b) securities of another company, or (c) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined in the forward purchaser's judgment, (3) our board of directors votes to approve a merger or takeover of the Company or other similar transactions that would require our stockholders to exchange their shares for cash, securities or other property, (4) we announce or disclose any repurchase of our common stock that alone, or in aggregate with other repurchases, would result in the amount of shares underlying the forward sale agreement exceeding a certain threshold or (5) certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement, our filing for bankruptcy or the delisting of our common stock from the New York Stock Exchange. The forward purchaser's decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our need for capital. In such cases, we could be required to issue and deliver common stock under physical settlement of the forward sale agreement irrespective of the status of the Aquila acquisitions or any other capital needs which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

Over-allotment option.    In connection with the shares that are being offered, we granted the underwriters an option to purchase up to an additional 690,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement to cover over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to the number initially purchased by that underwriter as reflected in the above table.

Offering price, concessions and reallowances.    The underwriters have advised us that they propose initially to offer the shares of our common stock to the public at the public offering price on the cover page of this prospectus supplement and to certain securities dealers at that price less a concession not in excess of $1.05 per share. The underwriters may allow and such dealers may reallow, a discount not in excess of $0.10 per share to other dealers. After we release the shares of common stock for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

Electronic prospectus delivery.    A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. The representatives will allocate shares of our common stock to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus supplement and prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or selling group member is not part of this prospectus supplement or prospectus.

Price stabilization, short positions and penalty bids.    In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In determining the source of shares to close out any covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase additional shares pursuant to the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock and, together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher that the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise.

Restrictions on sales of similar securities.    We have agreed that, for a period of 90 days after the date of this prospectus supplement, without the prior written consent of the underwriters, we will not, and we will not permit and will obtain the agreement of our executive officers and directors not to, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether such transaction is to be settled by the delivery of common stock, such other securities, in cash, or otherwise, except for the issuance or sale of common stock or such securities (a) in this offering, (b) to the forward purchaser under the forward sale agreement, or (c) under our Stock Investment Plan or any of our existing employee or director benefit or compensation plans. Notwithstanding the foregoing, our officers and directors, taken as a group, may transfer or sell up to an aggregate of 200,000 shares of our common stock within this 90-day period without regard to these restrictions.

Passive market making.    In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in the common stock on the New York Stock Exchange in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. If, however, all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

No public offering outside of the United States.    No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of our common stock, or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering material or advertisements in connection with the shares of our common stock may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Other relationships.    Certain of the underwriters and their affiliates have engaged and in the future may engage in investment banking transactions with, and provide services to, us or our subsidiaries in the ordinary course of business. Affiliates of J.P. Morgan Securities Inc. and Banc of America Securities LLC, the joint book-running managers for this offering, are lenders under our revolving credit facilities. As discussed above, an affiliate of J.P. Morgan Securities Inc. has entered into a forward sale agreement with us, as described above under "Forward sale agreement." J.P. Morgan Securities Inc. also acted as exclusive financial adviser to us and provided a fairness opinion in connection with the pending acquisition of the Minnesota and Michigan natural gas distribution operations from Aquila.

In addition, because certain net proceeds from the sale of common stock may be paid to affiliates of an underwriter, this offering is being conducted pursuant to Rules 2710(h) and 2720 of the National Association of Securities Dealers, Inc.

Legal matters

Our counsel, Foley & Lardner LLP, Milwaukee, Wisconsin, will issue its opinion as to the validity of the shares of common stock being issued. Schiff Hardin LLP, Washington, D.C., will issue an opinion for the underwriters as to certain matters relating to the offering of the shares of common stock.

Experts

The consolidated financial statements, the related financial statement schedules, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004, as updated by the Company's Current Report on Form 8-K dated August 25, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph relating to the adoption of new accounting principles, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We also filed a Registration Statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus supplement. This prospectus supplement is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Commission's web site at http://www.sec.gov or on our website located at http://www.wpsr.com.

The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the Commission.

SEC Filings	Date Filed

Annual Report on Form 10-K for the year ended December 31, 2004, as updated by Current Report on Form 8-K dated August 25, 2005 (filed with the Commission on August 26, 2005)	March 9, 2005
Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as updated by Current Report on Form 8-K dated August 25, 2005 (filed with the Commission on August 26, 2005)	May 5, 2005
Quarterly Report on Form 10-Q for the quarter ended June 30, 2005	August 4, 2005
Quarterly Report on Form 10-Q for the quarter ended September 30, 2005	November 3, 2005
Current Report on Form 8-K dated February 9, 2005	February 15, 2005
Current Report on Form 8-K dated May 19, 2005	May 20, 2005
Current Report on Form 8-K dated May 19, 2005	May 25, 2005
Current Report on Form 8-K dated June 2, 2005	June 8, 2005
Current Report on Form 8-K dated August 25, 2005, updating Annual Report on Form 10-K for the year ended December 31, 2004 (filed with the Commission on March 9, 2005) and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (filed with the Commission on May 5, 2005)	August 26, 2005
Current Report on Form 8-K dated September 15, 2005	September 20, 2005
Current Report on Form 8-K dated September 21, 2005	September 27, 2005
Description of Common Stock contained in Registration Statement on Form 8-B	June 1, 1994
Description of Common Stock Purchase Rights contained in Registration Statement on Form 8-A	December 13, 1996

You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices:

WPS Resources Corporation Attn: Secretary 700 North Adams Street P.O. Box 19001 Green Bay, Wisconsin 54307-9001 (800) 450-7260

PROSPECTUS

WPS RESOURCES CORPORATION
700 North Adams Street
P.O. Box 19001
Green Bay, Wisconsin 54307-9001

$450,000,000

DEBT SECURITIES
COMMON STOCK
COMMON STOCK PURCHASE RIGHTS

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We will provide specific terms of these securities in supplements to this prospectus. Our common stock is traded on the New York Stock Exchange under the symbol "WPS".

You should read this prospectus and any supplement carefully before you invest.

See "Risk factors" in the accompanying prospectus supplement or in such other document we refer you to in the accompanying prospectus supplement for a discussion of certain risks that prospective investors should consider before investing in our securities.

These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 8, 2005.

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus together with the more detailed information regarding our company, our securities and our financial statements and notes to those statements that appear elsewhere in this prospectus or that we incorporate in this prospectus by reference.

You should rely on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus or any prospectus supplement. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

Summary

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read this prospectus together with any accompanying prospectus supplement to understand the terms of our securities. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus or any accompanying prospectus supplement for information on us and our financial statements.

The securities we may offer

This prospectus is part of a registration statement (No. 333-124446) that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may offer from time to time up to $450,000,000 of the following securities: debt securities and common stock with associated common stock purchase rights. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

Debt securities

We may offer unsecured general obligations of our company, which may be senior or subordinated. We will refer to the senior debt securities and the subordinated debt securities together in this prospectus as the "debt securities." The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all indebtedness for money borrowed by us, except any indebtedness issued in the future that is stated to be not superior to, or to have the same rank as, the subordinated debt securities.

Claims of creditors and any preferred shareholders of each of our subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors. The debt securities therefore will be effectively subordinated to creditors, including holders of secured indebtedness, and preferred shareholders of our subsidiaries.

The senior debt securities will be issued under an indenture between us and U.S. Bank National Association, formerly known as Firstar Bank, National Association. We may amend or supplement the indenture from time to time. The subordinated debt securities will be issued under an indenture between us and the trustee we name in a prospectus supplement. We encourage you to read the indentures, which are exhibits to this registration statement (as incorporated by reference), and our recent periodic and current reports that we file with the Securities and Exchange Commission.

Summary of material indenture provisions that apply to senior and subordinated debt securities

Neither indenture limits the amount of debt that we may incur. In addition, neither indenture provides holders with any protection should there be a recapitalization or restructuring involving our company.

The indentures allow us to merge or consolidate with another company, or to sell all or most of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations relating to the debt securities.

The indentures provide that holders of a majority of the outstanding principal amount of any series of debt securities generally may vote to change our obligations or your rights concerning that series. However, to change the amount or timing of payments of principal or interest or other payments for a series of debt securities, every holder in the series must consent.

We may discharge our obligations under either indenture by depositing with the trustee sufficient funds or government obligations to pay the senior or subordinated debt securities, as applicable, when due.

EVENTS OF DEFAULT.    Each indenture provides that the following are events of default:

•
if we do not pay interest for 30 days after its due date.

•
if we do not pay principal or premium when due.

•
if we continue to breach a covenant in the debt securities of the series or in the applicable indenture respecting that series for 60 days after notice.

•
if we enter bankruptcy or become insolvent.

If an event of default occurs with respect to any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action. If the event of default is due to our bankruptcy or insolvency, the outstanding principal amount of all the debt securities will become immediately payable, without any action on the part of the trustees or the holders of the debt securities.

Summary of material indenture provisions that apply only to senior debt securities

Under the senior indenture, our failure to pay when due, subject to any applicable grace period, any principal of, or interest on, any indebtedness for borrowed money incurred or guaranteed by us in the aggregate principal amount of at least $50,000,000 constitutes an event of default.

The senior indenture requires us, so long as any senior debt securities are outstanding:

•
to own all of the outstanding shares of voting common stock of Wisconsin Public Service Corporation unless we transfer the shares pursuant to our merger or consolidation or sale of substantially all of our properties.

•
not to pledge or grant a security interest or permit any pledge, security interest or other lien upon any common stock of any of our subsidiaries owned directly or indirectly by us to secure indebtedness for money borrowed without securing the senior debt securities equally and ratably with the other secured indebtedness except for:

•
pledges, security interests or encumbrances created to secure the purchase price of the common stock of our subsidiaries,

  •
  liens and security interests existing at the time of our acquisition of the shares or

  •
  any extension or renewal of any permitted pledge, security interest or encumbrance.

Summary of material indenture provisions that apply only to subordinated debt securities

The subordinated debt securities will be subordinated to all senior indebtedness. In addition, as previously noted under "Debt Securities", claims of the creditors and preferred shareholders of each of our subsidiaries will have priority with respect to that subsidiary's assets and earnings over the claims of our creditors, including holders of the subordinated debt securities. The subordinated debt securities, therefore, will be effectively subordinated to creditors and preferred shareholders of our subsidiaries.

Common stock (with associated common stock purchase rights)

We may offer shares of our common stock, par value $1.00 per share. Holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors. Each holder of our common stock is entitled to one vote per share. The holders of our common stock have no preemptive rights or cumulative voting rights. Our restated articles of incorporation do not presently authorize our company to issue preferred stock or other stock having rights prior to those of the holders of our common stock.

Each share of our common stock will have an associated right to purchase one share of our common stock at an exercise price of $85 per share. The rights are not presently exercisable. Under certain circumstances, however, each right will entitle the holder to purchase at the exercise price our common stock having a market value of twice the exercise price. See "DESCRIPTION OF COMMON STOCK—Pre-emptive Rights; Common Stock Purchase Rights" in this prospectus.

Ratios of earnings to fixed charges

The ratio of earnings to fixed charges for each of the periods indicated are as follows:

Year ended December 31,	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges	3.4	2.7	3.0	2.1	2.1

We have computed the ratio of earnings to fixed charges by dividing earnings, which includes income before taxes and fixed charges, by fixed charges. This calculation excludes the effects of accounting changes which have been made over time. "Fixed charges" consist of (1) interest on debt and a portion of rentals determined to be representative of interest and (2) the preferred stock dividend requirements of our subsidiaries. The preferred stock dividend requirements of our subsidiaries were assumed to be equal to the pre-tax earnings that would be required to cover such dividend requirements based on our effective income tax rates (excluding the impact of tax credits) for the respective periods.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We also filed a Registration Statement on Form S-3,

including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Commission's web site at http://www.sec.gov or on our website located at http://www.wpsr.com.

The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  i.
  Annual Report on Form 10-K for the year ended December 31, 2004;

  ii.
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

  iii.
  Current Report on Form 8-K dated February 9, 2005, which was filed on February 15, 2005;

  iv.
  Current Report on Form 8-K dated May 19, 2005, which was filed on May 20, 2005;

  v.
  Current Report on Form 8-K dated May 19, 2005, which was filed on May 25, 2005;

  vi.
  Description of Common Stock contained in Registration Statement on Form 8-B filed on June 1, 1994; and

  vii.
  Description of Common Stock Purchase Rights contained in Registration Statement on Form 8-A filed on December 13, 1996.

You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices:

WPS Resources Corporation Attn: Secretary 700 North Adams Street P.O. Box 19001 Green Bay, Wisconsin 54307-9001 (920) 433-1727

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or the prospectus supplement.

The Company

We are a holding company, based in Green Bay, Wisconsin. Our principal subsidiary is Wisconsin Public Service Corporation, a regulated electric and natural gas utility that generates and distributes energy in northeastern Wisconsin and an adjacent portion of Michigan. Our other major subsidiaries include Upper Peninsula Power Company, a regulated electric utility operating in the northern half of Michigan's Upper Peninsula, and two nonregulated subsidiaries, WPS Energy Services, Inc. and WPS Power Development, LLC. WPS Energy Services, Inc., provides energy and related products and services in the nonregulated energy market in the northeast quadrant of the United States and eastern portions of Canada. WPS Power Development, LLC, a subsidiary of WPS Energy Services, develops, owns and operates nonregulated electric generation facilities and steam production facilities in various locations in the United States and New Brunswick, Canada, as well as a portion of a synthetic fuel processing facility.

Use of proceeds

Unless otherwise specified in the accompanying prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes of the company and our subsidiaries. General corporate purposes may include providing operating funds for our subsidiaries, financing capital asset acquisitions by our subsidiaries and the repayment of debt and investments in or extensions of credit to our subsidiaries. We may invest the net proceeds temporarily or apply the net proceeds to repay short-term debt until we use the net proceeds for one of these stated purposes.

Description of the debt securities

The following description of the material terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any series of debt securities will be described in the prospectus supplement relating to those debt securities.

The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of October 1, 1999 between us and U.S. Bank National Association (f/k/a Firstar Bank, National Association), Saint Paul, Minnesota, as trustee. This indenture is referred to as the "senior indenture." The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee named in a prospectus supplement. This indenture is referred to as the "subordinated indenture." This prospectus refers to the senior indenture and the subordinated indenture together as the "indentures."

The following is a summary of all of the material terms of the indentures. Copies of the entire indentures are filed as exhibits to the registration statement of which this prospectus is a part. Section references below are to the section in the applicable indenture. The referenced sections of the indentures are incorporated by reference.

General

Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

The debt securities may be issued in one or more separate series of senior debt securities or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•
the title of the debt securities;
•
any limit on the aggregate principal amount of the debt securities of the series;
•
the date on which the debt securities will mature;
•
the interest rate or rates, or the method of determining those rates;
•
the date from which interest will accrue or the method for determining such date;
•
the interest payment dates and the regular record dates;
•
the places where payments may be made;
•
any mandatory or optional redemption provisions;
•
any sinking fund or analogous provisions;
•
the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;
•
any additions to the events of default or covenants included in the indenture under which the debt securities are issued, as described in this prospectus;
•
if other than U.S. dollars, the currency or currencies, or units based on or related to currencies, in which payments on the debt securities will be payable;
•
whether the debt securities will be issued in the form of a global security; and
•
any other specific terms of the debt securities.

The debt securities will be registered debt securities and, unless otherwise specified in the prospectus supplement, will be payable in U.S. dollars in denominations of $1,000 or an integral multiple of $1,000. (Sections 2.01 and 3.01)

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The accompanying prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Exchange, registration and transfer

Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by us for those purposes. Except as otherwise described in a prospectus supplement, no service charge will be payable upon the transfer or exchange of debt securities, except for any applicable tax or governmental charge. (Section 3.05) The designated security registrar for the senior debt securities is U.S. Bank

National Association, Corporate Trust Services, 60 Livingston Avenue, Saint Paul, MN 55107. The security registrar for the subordinated debt securities will be designated in a prospectus supplement.

In the event of any redemption of any series of debt securities, we will not be required to:

1.
issue, register the transfer, or exchange, of debt securities of any series between the opening of business 15 business days before the date of the mailing of the notice of redemption of the debt securities of that series to be redeemed and the close of business on the date of mailing of the relevant notice of redemption; or

2.
register the transfer of, or exchange, any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.05)

Payment and paying agent

We will pay principal, interest and any premium on debt securities which are not global securities at the office of the paying agent. We will make payment of interest on the debt securities which are not global securities by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or the accompanying prospectus supplement. We will also make payments by wire transfer to a U.S. bank designated by a holder of debt securities in an aggregate principal amount of at least $10,000,000, all of which have the same interest payment dates, upon receipt of a written request from the holder, on or before the record date for the payment, designating the account to which the payment is to be made. (Section 2.05)

If any amount payable on any debt security remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us, and the holder of the debt security will look only to us for payment. (Section 10.07)

The paying agent for the senior debt securities is U.S. Bank National Association, Corporate Trust Services, 180 East Fifth Street, Suite 200, SPTF 0210, Saint Paul, MN 55101. The paying agent for the subordinated debt securities will be designated in the accompanying prospectus supplement.

Book-entry securities

We may initially issue the debt securities of any series in the form of one or more global securities under a book-entry only system operated by a securities depositary. Unless otherwise specified in the accompanying prospectus supplement, The Depository Trust Company ("DTC"), New York, New York, will act as securities depositary for each series of debt securities that are issued as fully-registered securities. The indenture trustee will register in the name of Cede & Co. (DTC's partnership nominee) (or such other nominee as may be requested by an authorized representative of DTC) those securities for which DTC is acting as depositary. Individual purchases of book-entry interests in any of the debt securities will be made in book-entry form. So long as Cede & Co., as nominee of DTC, or another nominee of DTC is the securityholder, references in this prospectus to holders of the debt securities or registered owners will mean Cede & Co. or another nominee of DTC, rather than the owners of beneficial ownership interests in the debt securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions such as transfers and pledges of deposited securities through electronic computerized book-entry changes in accounts of DTC direct participants, thereby eliminating the need for physical movement of securities certificates. DTC direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of the DTC direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Anyone desiring to purchase debt securities under the DTC system must make these purchases by or through DTC direct participants which will receive a credit for the debt securities on DTC's records. The direct and indirect participants will in turn record the ownership interest of each actual purchaser of the debt securities on the records of the direct or indirect participant. DTC will not provide beneficial owners of the debt securities with written confirmations of their purchases. Owners of book-entry interests should receive from the direct or indirect participant written confirmations of their purchases providing details of the beneficial owners transactions, as well as periodic statements of their holdings. DTC direct and indirect participants are to effect transfers of beneficial ownership interests by entries made on the books of the DTC direct or indirect participants acting on behalf of the beneficial owners. Owners of beneficial interests in the debt securities will not receive or be entitled to receive certificates representing their ownership interests in the debt securities, except as described below upon the discontinuance of the use of the book-entry system.

Principal and the redemption price of, and interest payments on the debt securities held by or on behalf of DTC as depositary will be made to Cede & Co., as nominee of DTC (or to such other nominee as may be requested by an authorized representative of DTC). DTC's practice is to credit the accounts of DTC direct participants upon DTC's receipt from the issuer or trustee of funds and corresponding detail information on a payment date in accordance with their respective holdings shown on the records of DTC. Payments by DTC direct and indirect participants to owners of beneficial ownership interests in the debt securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC direct or indirect participant and not of DTC, the indenture trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. DTC is responsible for disbursing such payments to the appropriate DTC direct participants, and those DTC direct participants, and any indirect participants, are in turn responsible for disbursing the payment to the owners of beneficial ownership interests.

To facilitate subsequent transfers, the indenture trustee will register all debt securities which DTC direct participants deposit with DTC in the name of DTC's partnership nominee,

Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC). The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the DTC direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to DTC direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners of debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The indenture trustees will send redemption notices to DTC. If we are redeeming less than all of the debt securities within an issue, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. or any other nominees of DTC will consent or vote with respect to the debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. or other nominee of DTC to those DTC direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as debt securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the indenture trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, debt security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will cause debt security certificates to be printed and delivered.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we, the indenture trustees nor any underwriter takes any responsibility for the accuracy of the description of DTC's business organization and procedures.

Neither we nor the trustees under the indentures will have any responsibility or obligation to any DTC direct or indirect participant or any owner of a book-entry interest or any other person not shown on the registration books of the trustees as being a holder of the debt securities with respect to: (1) any debt securities; (2) the accuracy of any records maintained by DTC or any DTC direct or indirect participant; (3) the payment by DTC or any DTC direct or indirect participant of any amount due to any owner of a book-entry interest in respect of the principal or redemption price of or interest on the debt securities; (4) the delivery by DTC or any DTC direct or indirect participant of any notice to any owner of a book-entry interest which is required or permitted under the terms of the indentures to be given to holders of the debt securities; (5) the selection of the owners of a book-entry interest to receive payment in the event of any partial redemption of any senior debt securities; or (6) any consent given or other action taken by DTC or its nominee as holder of the debt securities.

Limitation on merger, consolidation and certain sales of assets

We may, without the consent of the holders of the debt securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person provided that:

1.
the successor is a corporation;

2.
the successor expressly assumes on the same terms and conditions all the obligations under the debt securities and the indentures;

3.
immediately after giving effect to the transaction, there is no default under the applicable indenture; and

4.
we deliver to the trustees a certificate and an opinion of counsel stating that the transaction complies with the indentures. (Sections 8.01 and 8.02)

The remaining or acquiring corporation will take over all of our rights and obligations under the indentures. (Section 8.03)

There is inherent uncertainty in the phrase "all or substantially all." This uncertainty may make it difficult for holders of the debt securities to (1) determine whether our covenant relating to consolidation, merger and sale of our properties and assets to another person has been breached, (2) declare an event of default and (3) exercise their acceleration rights. Further, interpretation of this phrase as it relates to any transfer of our properties and assets will be governed by applicable law and will be dependent upon the particular facts and circumstances. In the event the holders of the debt securities attempt to exercise their rights under the indenture following the occurrence of a particular transfer or series of transfers that they believe constitutes a transfer of "all or substantially all" of our properties and assets and we contest such exercise, we cannot provide any assurance as to how a court would interpret the phrase "all or substantially all."

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 4.01)

Each indenture contains a provision that permits either (1) our discharge from all of our obligations with respect to any series of debt securities then outstanding other than our obligations relating to temporary securities issued for the debt securities (Section 3.04), registration of transfer and exchange of the debt securities (Section 3.05), replacement of mutilated, destroyed, lost or stolen debt securities (Section 3.06), maintenance of paying agencies (Section 10.02) and holding money for payment in trust (Section 10.07); or (2) our release from our obligations under covenants respecting any series of debt securities and from the consequences of an event of default resulting from the breach of those covenants other than our obligations relating to temporary securities issued for the debt securities (Section 3.04), registration of transfer and exchange of the debt securities (Section 3.05), replacement of mutilated, destroyed, lost or stolen debt securities (Section 3.06), the order in which money collected is applied (Section 5.06), the restoration of rights and remedies

(Section 5.09), the resignation and removal of the trustee and the appointment of a successor (Section 6.10), the payment of principal and interest (Section 10.01), maintenance of paying agencies (Section 10.02) and holding money for payment in trust (Section 10.07).

To exercise either of these two options, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the series of debt securities. This amount may be made in cash and/or U.S. government obligations. (Sections 13.02 and 13.03) As a condition to exercising either of the above options, we must deliver to the trustee a ruling directed to the trustee from the Internal Revenue Service or an opinion of counsel based on an Internal Revenue Service Ruling or a change in applicable federal income tax law since the date of the indenture, in each case to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the action had not taken place. (Section 13.04)

If we exercise either of these options, the holders of the debt securities of the series affected will be entitled to receive, solely from the trust fund, payments of principal, interest and premium on the debt securities and will not be entitled to any of the other benefits of the indenture, except for limited provisions including our obligations respecting registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, maintenance of paying agencies and holding moneys for payment in trust. (Sections 13.02 and 13.03)

Events of default, notice and waiver

Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:

•
our failure to pay interest on any debt security for 30 days after it is due;
•
our failure to pay the principal or any premium on any debt securities when due;
•
our failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of that series for 60 days after being given notice of the failure; and
•
our entering into bankruptcy or becoming insolvent.

In addition, under the senior indenture our failure to pay when due, subject to any applicable grace period, any principal of, or interest on, any indebtedness for borrowed money incurred or guaranteed by us in the aggregate principal amount of at least $50,000,000 constitutes an event of default under the senior indenture. Under each indenture, failure to observe or perform an obligation like replacing mutilated, lost or stolen debt securities of a particular series is an event of default for that series only and not for any other series of debt securities. This is in contrast to defaulting on the payment of interest or principal on a particular series of debt securities, which is an event of default for all other series of debt securities. (Section 5.01)

Each indenture requires the trustee to give the holders of a series of debt securities notice of a default with respect to that series within 30 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 6.02)

Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee security or indemnity to its reasonable satisfaction against the potential costs, expenses and liabilities of complying with such request or direction. (Section 6.03) Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 5.12)

Under each indenture, if an event of default with respect to any series of debt securities (other than due to events of bankruptcy, insolvency or reorganization) occurs, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us and to the trustee, may declare the unpaid principal of and accrued interest on all the debt securities of that series to be due and payable immediately and, upon any such declaration, the debt securities of that series will become immediately due and payable.

Under each indenture, if an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding debt securities of any series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of any debt security of that series. (Section 5.02)

Under each indenture, the holders of not less than a majority of the principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences with respect to the debt securities of a series if:

•
all existing events of default, other than the nonpayment of principal of and interest on the debt securities of that series that have become due solely as a result of such declaration of acceleration, have been cured or waived;
•
to the extent lawful, interest on overdue interest and on overdue principal that has become due otherwise than by reason of such acceleration has been paid;
•
the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and
•
all amounts due to the trustee under the indenture have been paid. (Section 5.02)

Each indenture requires us to file annually with the trustee a certificate of our principal executive, financial or accounting officer as to the knowledge of the officer of our compliance with all conditions and covenants under the indenture. (Section 7.04)

Modification of the indentures

Together with the trustee, we may modify the indentures without the consent of the holders for limited purposes, including adding covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and making certain other changes which do not adversely affect the holders in any material respect. (Section 9.01)

Together with the trustee, we may make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

•
change the stated maturity or interest payment date of any debt security;
•
reduce the principal, premium (if any) or rate of interest on any debt security;
•
change any place of payment or the currency in which any debt security is payable;
•
impair the right to enforce any payment after the stated maturity, payment, or redemption date;
•
reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;
•
change the redemption provisions of the indenture in a manner adverse to a holder; or
•
change the provisions of the indenture which relate to its modification or amendment. (Section 9.02)

Governing law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of Wisconsin.

Concerning the trustees

We may from time to time enter into arms length transactions and maintain customary banking relationships with the trustee under the senior indenture or the trustee under the subordinated indenture, including but not limited to, maintaining lines of credit, borrowing money, maintaining checking account services and other treasury, depository and cash management services.

Senior debt securities

The senior debt securities will be unsecured and will rank equally with the $150,000,000 principal amount 7.00% Senior Notes due November 1, 2009, and $100,000,000 principal amount of 5.375% Senior Notes Due December 1, 2012, presently outstanding under the senior indenture and with all of our other unsecured and non-subordinated debt. In the event we are unable or unwilling to satisfy our obligations under the senior indenture (due to insolvency or otherwise) and our debt holders attempt to obtain satisfaction from our subsidiaries, claims of our subsidiaries' creditors and preferred shareholders will have priority with respect to the assets and earnings of the subsidiaries over the claims of our senior debt holders.

Our failure to pay when due, subject to any applicable grace period, any principal of, or interest on, any indebtedness for borrowed money incurred or guaranteed by us in the aggregate principal amount of at least $50,000,000 constitutes an event of default under the senior indenture.

We agree in the senior indenture that so long as any senior debt securities are outstanding, we will own, directly or indirectly, all of the shares of voting common stock of Wisconsin Public Service Corporation now or hereafter issued and outstanding, unless we transfer or sell these shares in a transaction which complies with the provisions of the senior indenture relating to our merger, consolidation or sale of substantially all of our properties. See "Limitation on Merger, Consolidation and Certain Sales of Assets" in this prospectus. (Section 10.08 of the Senior Indenture)

We agree in the senior indenture that so long as any senior debt securities are outstanding, we will not pledge or grant a security interest in, or permit any pledge, security interest or other lien upon, any common stock of any of our subsidiaries owned directly or indirectly by us to secure any indebtedness for money borrowed, without making effective provision to secure the senior debt securities equally and ratably with the other indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction will not apply, however, to (1) the creation or existence of any pledge, security interest, or encumbrance upon any of the common stock of our subsidiaries (A) created at the time of our acquisition of the common stock or within one year after our acquisition of the common stock to secure all or a portion of the purchase price for the common stock or (B) existing on the common stock at the time of our acquisition of it, or (2) any extension, renewal or refunding of any pledge, security interest, or encumbrance described in clause (1). (Section 10.09 of the Senior Indenture)

Subordinated debt securities

The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 14.01 of Subordinated Indenture) In addition, claims of our subsidiaries' creditors and preferred shareholders will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred shareholders of our subsidiaries.

The subordinated indenture defines "senior indebtedness" to mean the principal of, premium, if any, and interest on:

•
all of our indebtedness for money borrowed;
•
indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;
•
all of our capital lease obligations;
•
all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sales contracts and all of our obligations under any title retention agreements (but excluding trade accounts payable arising in the ordinary course of business);
•
all of our obligations for reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;
•
all obligations of the types previously described of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and
•
all obligations of the types previously described of other persons secured by any lien on any of our property, whether or not such obligation is assumed by us.

•
However, the term "senior indebtedness" will not include:
•
any indebtedness which is by its terms subordinated to, or pari passu with, the subordinated debt securities; or
•
any of our obligations to any of our affiliates.

There is no limitation under either indenture on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.

Under the subordinated indenture, no payment may be made on the subordinated debt securities, including any redemption or sinking fund payment if:

•
any of our senior indebtedness has not been paid when due and any applicable grace period has ended and the default has not been cured or waived or ceased to exist, or
•
the maturity of any senior indebtedness has been and remains accelerated as a result of a default.

In the event that we pay or distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization of us, whether voluntary or involuntary, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive or retain any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. (Section 14.03 of Subordinated Indenture) If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to pay it over to the holders of the senior indebtedness or their representatives or trustees, as their interests may appear. (Section 14.03 of Subordinated Indenture)

As a result of the subordination provisions contained in the subordinated indenture, in the event of our insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities.

Claims of creditors and any preferred shareholders of each of our subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors. The subordinated debt securities therefore will be effectively subordinated to creditors, including holders of secured indebtedness, and preferred shareholders of our subsidiaries.

Description of common stock

The following description of our common stock summarizes all of the material terms and provisions of our common stock. Our restated articles of incorporation and rights agreement are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus.

General

We are authorized to issue up to 200,000,000 shares of capital stock consisting of one class only, designated as "common stock" with a par value of $1.00 per share. As of April 30, 2005, 37,819,990 shares of our common stock were issued and outstanding.

The outstanding shares of our common stock are, and any additional shares which we may offer will be, listed on the New York Stock Exchange under the symbol "WPS."

Dividend and liquidation rights

All shares of our common stock will participate equally with respect to dividends and rank equally upon liquidation, subject to the rights of holders of any prior ranking stock which our shareholders may authorize in the future. In the event of our liquidation, dissolution or winding up, the owners of our common stock are entitled to receive pro rata the assets and funds remaining after satisfaction of all of our creditors and payment of all amounts to which owners of prior ranking stock, if any, then outstanding may be entitled.

Voting rights

Except as otherwise described in the immediately following paragraphs and under "Certain Statutory and Other Provisions" below, every holder of our common stock has one vote for each share.

Our shareholders do not have cumulative voting rights. As a result, the holders of shares entitled to exercise more than 50% of the voting power of shares entitled to vote, represented at a meeting at which a majority of the shares entitled to vote is represented, are entitled to elect all of the directors to be elected at the meeting. Under our restated articles of incorporation and by-laws, our board of directors is divided into three classes. One class is elected each year for a three-year term.

Provisions of our restated articles of incorporation with possible anti-takeover effects

In addition to the provisions of our restated articles of incorporation and by-laws dividing our board of directors into three classes, certain other provisions of our restated articles of incorporation may have the effect of delaying, deferring or preventing a change in control of our company.

Article 5 of our restated articles of incorporation provides that, subject to the exception discussed below, a director may be removed only for cause by the affirmative vote of shareholders possessing a majority of the voting power of the then outstanding shares of voting stock. As defined in article 5, "cause" exists only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or such director has been adjudged to be liable for negligence or misconduct in the performance of his duty to us in a matter which has a materially adverse effect on our business, and such adjudication is no longer subject to direct appeal. Article 5 also provides for the removal of a director by the shareholders without cause when such removal is recommended by the "requisite vote" of the directors and approved by the affirmative vote of shareholders possessing a majority of the voting power of the then outstanding shares of voting stock. Our restated articles of incorporation define the term "requisite vote" as the affirmative vote of at least two-thirds of the directors then in office plus one director. Unless "cause" is established or removal is recommended by the requisite vote of the directors, a director may not be removed from office even if shareholders possessing a majority of the voting power favor such action. Additionally, pursuant to article 5, vacancies on our board of directors, including those resulting from the removal of a director, may be filled for the unexpired portion of the director's term by the majority vote of the remaining members of the board.

Article 5 of our restated articles of incorporation provides that those sections of Article III of our by-laws which set forth the general powers, number, qualifications and classification of directors may be amended or repealed only by the affirmative vote of shareholders possessing at least 75% of the voting power of the then outstanding shares of our common stock generally possessing voting rights in the election of directors, or by the requisite vote of the directors. Article 5 of our articles provides that article 5 may itself be amended or repealed only by the affirmative vote of shareholders possessing at least 75% of the voting power of the then outstanding shares of our common stock generally possessing voting rights in the election of directors.

Statutory provisions with possible anti-takeover effects

Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of a "resident domestic corporation," which includes our company, which are held by any person holding in excess of 20% of the voting power in the election of directors of the issuing public corporation's shares shall be limited to 10% of the full voting power of such excess shares. This statutory voting restriction will not apply to shares acquired directly from us, to shares acquired in a transaction incident to which our shareholders vote to restore the full voting power of such shares, either before or after the acquisition of the shares, and under certain other circumstances.

Except as may otherwise be provided by law, the required affirmative vote of shareholders of a Wisconsin corporation for certain significant corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote on the transaction. Sections 180.1130 through 180.1134 of the Wisconsin Business Corporation Law provide generally that, in addition to the vote otherwise required by law or the restated articles of incorporation of a "resident domestic corporation," business combinations must be approved by (a) the holders of at least 80% of the votes entitled to be cast and (b) two-thirds of the votes entitled to be cast by the corporation's outstanding voting shares owned by persons other than a "significant shareholder" who is a party to the transaction or an affiliate or associate of such significant shareholder unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. In general, these adequacy-of-price standards provide that the above-referenced vote does not apply if (1) the aggregate amount of the cash and the market value as of the valuation date of consideration other than cash to be received per share by shareholders of the resident domestic corporation in the business combination is at least equal to the highest of (a) the highest per share price received by any person selling common shares of the same class or series from the significant shareholder whether in the transaction in which the person became a significant shareholder or within the two years before the date of the business combination, (b) the market value per share of the same class or series on the date of the commencement of a tender offer initiated by the significant shareholder, on the date on which the person became a significant shareholder or on the date of the first public announcement of the proposed business combination, whichever is higher, or (c) the highest preferential amount per share to which the holder of shares of the class or series of shares is entitled in a voluntary or involuntary liquidation or dissolution of the resident domestic corporation and (2) the consideration to be received by holders of a class or series of outstanding shares is to be in cash or in the same form as the significant shareholder has previously paid for shares of the same class or series. Section 180.1130 defines "business combination" to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation or any of its subsidiaries with, or the sale or other disposition of substantially all assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. The statute defines "significant shareholder" generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation.

Sections 180.1140 through 180.1145 of the Wisconsin Business Corporation Law provides that a "resident domestic corporation," which includes our company, may not engage in a "business combination" with an "interested stockholder" within three years after the date on which the interested stockholder acquired his or her 10% or greater interest, unless the corporation's board of directors approved the business combination, or the acquisition of the 10% or greater interest, before the stock acquisition date. The statute defines "interested stockholder" as a person beneficially owning 10% or more of the aggregate voting power of the stock of such corporation. If the interested stockholder fails to obtain such approval by the board of directors, then even after the three-year period, the interested stockholder may complete a business combination with the corporation only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested stockholder, unless the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by non-interested shareholders.

Section 196.795 of the Wisconsin statutes applies to holding companies of Wisconsin public utilities, i.e., companies owning beneficially 5% or more of the voting securities of entities owning, operating, managing or controlling a plant or equipment in the state of Wisconsin for the production, transmission, delivery or furnishing of heat, light, water or power directly or indirectly to or for the public. The statute states that no person may hold or acquire directly or indirectly more than 10% of the outstanding voting securities of a public utility holding company with the unconditional power to vote such securities unless the Public Service Commission of Wisconsin determines, after investigation and an opportunity for hearing, that such holding or acquisition is in the best interests of utility customers, investors and the public. Section 196.795 of the Wisconsin statutes applies to our company.

The sections of the Wisconsin law described in the preceding paragraphs and certain provisions of our articles and by-laws, could have the effect, among others, of discouraging takeover proposals for our company or impeding a business combination between us and one of our major shareholders.

Preemptive rights; common stock purchase rights

No holder of our common stock has any preemptive or subscription rights to acquire shares of our common stock except for the common stock purchase rights attached to each share of our common stock.

On December 12, 1996, our board of directors approved the issuance to shareholders as of December 16, 1996, of a dividend of one right for each outstanding share of our common stock. Rights also attach to shares of our common stock issued after that date. A right will attach to each share of our common stock which we may offer pursuant to this prospectus and a prospectus supplement. These rights are not presently exercisable, but ten days after a person or group acquires 15% or more of our common stock or ten business days (subject to extension) after a person or group announces a tender offer to acquire at least 15% of our common stock, the rights will become exercisable. These rights will entitle each holder of our common stock to purchase one share of our authorized but unissued common stock for each right. The exercise price of each right is $85. Upon the acquisition by any person or group of 15% or more of our common stock, each right, other than rights held by an acquiring party, will entitle the holder to purchase, at the exercise price, shares of our common stock having a market value of two times the exercise price. The agreement setting forth the terms of the rights excludes from its effect the inadvertent acquisition of 15% or more of our common stock, provided there is prompt divestment to less than 15%. We may redeem the rights or may, under certain circumstances, exchange the rights for shares of our common stock, all as provided and subject to the limitations set forth in the agreement setting forth the terms of the rights; otherwise, such rights expire on December 11, 2006.

The rights have anti-takeover effects. The rights will cause substantial dilution to a person who attempts to acquire control of our company without the prior approval of our board of directors. The rights will not affect a transaction approved by our board of directors, because our board has the power to redeem the rights in connection with a transaction that it approves.

Conversion rights, redemption provisions and sinking fund provisions

Our common stock is not convertible, is not redeemable and has no sinking fund.

Liability to further calls or to assessment

The shares of our common stock which we may offer pursuant to this prospectus and a prospectus supplement will, upon payment of the purchase price, be fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, our employees for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. The substantially identical predecessor to that statute has been judicially interpreted to mean that shareholders of a Wisconsin corporation, like us, are subject to such personal liability, up to an amount equal to the consideration for which their shares were issued, rather than, as that statute states, the aggregate par value of the shares owned by them (which, for us, is $1.00 per share). As of the date of this prospectus, there are no material employment claims outstanding against us.

Restriction on dividends payable by Wisconsin Public Service Corporation

We are a holding company, and our ability to pay dividends is largely dependent upon the ability of our subsidiaries to pay dividends to us. The Public Service Commission of Wisconsin has by order restricted our principal subsidiary Wisconsin Public Service Corporation to paying normal dividends on its common stock of no more than 109% of the previous year's common stock dividend. The Public Service Commission of Wisconsin also requires Wisconsin Public Service Corporation to maintain a capital structure (i.e., the percentages by which each of common stock, preferred stock and debt constitute the total capital invested in a utility) which has a common equity range of 54% to 58%. Each of these limitations may be modified by a future order of the Public Service Commission of Wisconsin. Our right to receive dividends on the common stock of Wisconsin Public Service Corporation is also subject to the prior rights of that corporation's preferred shareholders and to provisions in that corporation's restated articles of incorporation. The provisions in the restated articles of Wisconsin Public Service Corporation provide (1) that if Wisconsin Public Service Corporation's "capitalization ratio" (namely, the ratio of the capital represented by Wisconsin Public Service Corporation's common stock, including premiums on such common stock, plus the surplus accounts of Wisconsin Public Service Corporation to the total capital and surplus accounts of Wisconsin Public Service Corporation) is 25% or greater, then it may not make any dividend payments that would reduce the capitalization ratio below 25% unless there is no breach of (2) or (3) below; (2) that if the capitalization ratio is 20% or more, but less than 25%, then Wisconsin Public Service Corporation may make dividend payments that do not exceed 75% of its prior twelve month net income; or (3) that if the capitalization ratio is less than 20%, then Wisconsin Public Service Corporation may make dividend payments that do not exceed 50% of its prior twelve month net income.

Plan of distribution

We may sell the securities:

•
through underwriters,
•
through agents, or
•
directly to a limited number of institutional purchasers or to a single purchaser.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the accompanying prospectus supplement indicates, in connection with those derivatives, the third parties may, pursuant to this prospectus and the accompanying prospectus supplement, sell securities covered by this prospectus and the accompanying prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the accompanying prospectus supplement (or a post-effective amendment). We may also loan or pledge securities covered by this prospectus and the accompanying prospectus supplement to financial institutions or other third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the accompanying prospectus supplement. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

As required by applicable law, any underwriters or agents will be registered broker-dealers or associated persons of registered broker-dealers acting in that capacity. We will describe the plan of distribution for any particular offering of the securities in the corresponding prospectus supplement, in accordance with applicable law.

The accompanying prospectus supplement will set forth the terms of the offering of the securities, including the following:

•
the name or names of any underwriters;
•
the purchase price and the proceeds we will receive from the sale;
•
any underwriting discounts and other items constituting underwriters' compensation;
•
any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and
•
any securities exchanges on which the securities of the series may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may engage one or more entities to act as underwriters for an offering from time to time of our common stock in one or more placements. Any such entity would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such shares on the terms of such placement (i.e., number of shares of common stock, minimum price for sales of such stock). Such entity could make sales in privately negotiated transactions or through any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part.

We may sell Securities directly or through agents designated by us from time to time. The accompanying prospectus supplement will name any agent involved in the offer or sale of the securities, and will set forth any commissions payable by us to that agent. Unless otherwise indicated in the accompanying prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of debt securities will be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Legal matters

Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, our counsel, will pass upon the validity of the debt securities and common stock with attached common stock purchase rights offered pursuant to this prospectus and the prospectus supplements.

Experts

The consolidated financial statements, the related financial statement schedules, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph relating to the adoption of new accounting principles, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

4,600,000 shares

Common shares

Prospectus supplement

JPMorgan Sole Structuring Agent	Banc of America Securities LLC
A.G. Edwards	Edward Jones

The date of this prospectus supplement is November 15, 2005.

QuickLinks

Table of contents
Important notice about information in this prospectus supplement and the accompanying prospectus
Summary
Summary consolidated financial information
The offering
Risk factors
Forward-looking statements
Use of proceeds
Price range of common stock and dividends
Capitalization
Underwriting
Legal matters
Experts
Where you can find more information
Table of contents
Summary
The Company
Use of proceeds
Description of the debt securities
Description of common stock
Plan of distribution
Legal matters
Experts